Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-63100, 333-63120, and 333-72814 on Form S-8 and Nos. 333-63142 and 333-72914 on Form S-3 of our reports dated November 4, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Rockwell Collins, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 21, 2005